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                                                                     EXHIBIT 6.3


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                                   MOTOROLA & CHARTERED CONFIDENTIAL PROPRIETARY
                                                    REDACTED FOR CONFIDENTIALITY
                                               CONFIDENTIAL TREATMENT REQUESTED:
                                               ---------------------------------
                              The asterisked portions of this document have been
                                omitted and filed separately with the Commission


                            PATENT LICENSE AGREEMENT
                            ------------------------

THIS AGREEMENT is effective as of the 1st day of July, 2003 by and between Motorola, Inc., a Delaware corporation having an office at 1303 E. Algonquin Road, Schaumburg, Illinois U.S.A. 60196, (hereinafter called "MOTOROLA"), and Chartered Semiconductor Manufacturing Ltd., a corporation of Singapore having an office at 60 Woodlands Industrial Park D Street 2, Singapore 738406 (hereinafter called "CHARTERED").

WHEREAS, MOTOROLA owns and has, or may have, rights in various patents issued, and applications for patents pending, in various countries of the world as to which CHARTERED desires to acquire licenses as hereinafter provided, and

WHEREAS, CHARTERED owns and has, or may have, rights in various patents issued, and applications for patents pending, in various countries of the world as to which MOTOROLA desires to acquire licenses as hereinafter provided, and

WHEREAS, CHARTERED and MOTOROLA are engaged in continuing research, development and engineering in regard to LICENSED PRODUCTS (as hereinafter defined) and have programs for the patenting of inventions resulting therefrom,

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, it is agreed as follows:


Section 1 DEFINITIONS

The capitalized terms used herein shall have the definitions assigned to them in this Section 1, and shall include the singular as well as the plural.

1.1 SUBSIDIARY means a corporation, company, or other entity more than fifty percent-(50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly by a party hereto, but such corporation, company, or other entity shall be deemed to be a SUBSIDIARY only so long as such ownership or control exists.

1.2 AUTHORIZED ENTITY means an entity authorized to manufacture products using a Logic Process Technology (as defined in the TECHNOLOGY TRANSFER AGREEMENT) pursuant to Section 5.7.2 of the TECHNOLOGY TRANSFER AGREEMENT.

1.3 SEMICONDUCTIVE MATERIAL means any material whose conductivity is intermediate to that of metals and insulators at room temperature and whose conductivity,

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over some temperature range, increases with increases in temperature. Such material shall include but not be limited to refined products, reaction products, reduced products, mixtures and compounds.

1.4 INTEGRATED CIRCUIT STRUCTURE means an integral unit consisting primarily of a plurality of active and/or passive circuit elements associated on, or in, a unitary body of SEMICONDUCTIVE MATERIAL, whether or not said body consists of a single SEMICONDUCTIVE MATERIAL or of a multiplicity of such materials, and whether or not said body includes one or more layers or other regions (constituting substantially less than the whole of said body) of a material or materials that are of a type other than SEMICONDUCTIVE MATERIAL, for performing electrical or electronic functions and, if provided therewith, such unit includes housing and/or supporting means therefor.

1.5 SEMICONDUCTOR ELEMENT means a device other than an INTEGRATED CIRCUIT STRUCTURE consisting primarily of a body of SEMICONDUCTIVE MATERIAL having a plurality of electrodes associated therewith, whether or not said body consists of a single SEMICONDUCTIVE MATERIAL or of a multiplicity of such materials, and whether or not said body includes one or more layers or other regions (constituting substantially less than the whole of said body) of a material or materials which are of a type other than SEMICONDUCTIVE MATERIAL and, if provided therewith, such device includes housing and/or supporting means therefor.

1.6 MANUFACTURING APPARATUS means as to each party hereto, any instrumentality or aggregate of instrumentalities primarily designed for use in the fabrication of that party's LICENSED PRODUCTS (as hereinafter defined).

1.7 CIRCUIT means a combination of one or more INTEGRATED CIRCUIT STRUCTURES, and/or one or more SEMICONDUCTOR ELEMENTS, with a plurality of active and/or passive elements for generating, receiving, transmitting, storing, transforming or acting in response to an electrical signal.

1.8 MICROPROCESSOR means one or more INTEGRATED CIRCUIT STRUCTURES that is capable of performing the function of executing temporarily or permanently stored program instructions or microinstructions, including registers, control logic, decision logic, and input-output circuitry appropriately coupled to interconnections which may include internal buses such as data buses, address buses, or control buses; and which may also have included on said INTEGRATED CIRCUIT STRUCTURES, memory, clocks, input-output interface circuitry, or other electronic functions ordinarily associated with or connected to central processing units.

1.9 INPUT-OUTPUT ADAPTOR means one or more INTEGRATED CIRCUIT STRUCTURES which are adapted to provide an interface between a MICROPROCESSOR and any instrumentality or aggregate of instrumentalities adapted to compute, classify, process, transmit, receive, retrieve, originate, switch, store, display, manifest, measure, detect, record, reproduce, handle, or utilize any form of information, intelligence or data for business,

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scientific, control or other purposes, but shall not include such instrumentality or aggregate of instrumentalities, per se.

1.10 SYSTEM means one or more CIRCUITS whether or not combined with one or more active and/or passive elements for performing electrical or electronic functions, whether or not a housing and/or supporting means for said circuitry is included.

1.11 ELECTRICAL METHOD means a method or steps for using CIRCUITS or SYSTEMS, whether or not combined with one or more active and/or passive elements, for performing electrical or electronic functions.

1.12 MOTOROLA SEMICONDUCTOR PRODUCTS SECTOR means a MOTOROLA existing business unit: (i) now consisting of a Networking & Computing Systems Group, a Semiconductor Components Group, a Transportation Systems Group, a Wireless Subscriber Systems Group, and an Imaging and Entertainment Systems organization,
(ii) having major manufacturing facilities located in Phoenix, Mesa, Chandler and Tempe, Arizona; Austin, Texas; Raleigh, North Carolina; Irvine, California; Toulouse, France; Aizu and Sendai, Japan; Tianjin, China; East Kilbride and South Queensferry, Scotland; Guadalajara, Mexico; and Seremban, Malaysia; and
(iii) making and/or developing products falling within the definition of LICENSED PRODUCTS (as hereinafter defined). This definition of the MOTOROLA SEMICONDUCTOR PRODUCTS SECTOR also includes the predecessor MOTOROLA business unit of said groups taken singularly or in combination and/or said organization and any MOTOROLA future business unit acquired or derived from, by separation or merger, irrespective of appellation, said groups taken singularly or in combination and/or said organization.

1.13 MOTOROLA PATENTS means all classes or types of patents, utility models, design patents and applications for the aforementioned of all countries of the world which, prior to the date of expiration or termination of this Agreement are:

     (i) issued, published or filed, and which arise out of inventions made solely by one or more employees of the MOTOROLA SEMICONDUCTOR PRODUCTS SECTOR, or

     (ii) are controlled by the MOTOROLA SEMICONDUCTOR PRODUCTS SECTOR:

and under which and to the extent to which and subject to the conditions under which the MOTOROLA SEMICONDUCTOR PRODUCTS SECTOR may have, as of the EFFECTIVE DATE of this Agreement, or may thereafter during the term of this Agreement acquire, the right to grant licenses or rights of the scope granted herein without the payment of royalties or other consideration to third persons, except for payments to third persons (a) for inventions made by said third persons while engaged by MOTOROLA SEMICONDUCTOR PRODUCTS SECTOR, and (b) as consideration for the control of such patents, utility models, design patents and applications. In no event shall the term MOTOROLA PATENTS

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include or encompass patents on inventions made by employees of MOTOROLA while in the employ of groups or operations of MOTOROLA other than the MOTOROLA SEMICONDUCTOR PRODUCTS SECTOR, except in accordance with Section 3.

1.14 CHARTERED PATENTS means all classes or types of patents, utility models, design patents and applications for the aforementioned of all countries of the world which, prior to the date of expiration or termination of this Agreement are:

     (i) issued, published or filed, and which arise out of inventions made solely by one or more employees of CHARTERED, or

     (ii) are controlled by CHARTERED;

and under which and to the extent to which and subject to the conditions under which CHARTERED may have, as of the EFFECTIVE DATE of this Agreement, or may thereafter during the term of this Agreement acquire, the right to grant licenses or rights of the scope granted herein without the payment of royalties or other consideration to third persons, except for payments to third persons
(a) for inventions made by said third persons while engaged by CHARTERED and (b) as consideration for the acquisition of such patents, utility models, design patents and applications.

1.15 CHARTERED COMMUNICATIONS PATENTS means CHARTERED PATENTS that cover in whole or in part, wired or wireless communication products or infrastructure equipment such as cellular base stations and switching equipment used in cellular systems and equipment to enable cellular communications.

1.16 PROCESS AND STRUCTURE PATENT means a MOTOROLA PATENT or CHARTERED PATENT, as the case may be, which claims a process for manufacturing a SEMICONDUCTOR ELEMENT or INTEGRATED CIRCUIT STRUCTURE or which claims the arrangement or interrelationship in or on a semiconductor substrate of regions, layers, electrodes, or contacts thereof and which is not a CIRCUIT PATENT.

1.17 CIRCUIT PATENT means a MOTOROLA PATENT or CHARTERED PATENT, as the case may be, which claims a CIRCUIT or an ELECTRICAL METHOD.

1.18 LICENSED PRODUCTS means any one or more of the following items, whether or not an item is incorporated in more comprehensive equipment:

1.18.1   SEMICONDUCTIVE MATERIALS;

1.18.2   INTEGRATED CIRCUIT STRUCTURES;

1.18.3   SEMICONDUCTOR ELEMENTS;

1.18.4   CIRCUITS;

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1.18.5   SYSTEMS;

1.18.6   CIRCUITS and SYSTEMS employing an ELECTRICAL METHOD.

1.18.7   MICROPROCESSORS; and

1.18.8   INPUT-OUTPUT ADAPTORS.

1.19 EFFECTIVE DATE means July 1, 2003.

1.20 NET SEMICONDUCTOR SALES of CHARTERED means the gross receipts received by CHARTERED or the full commercial value realized (as if products were sold on the open market in an arm's length transaction), whichever is greater, from the sale of LICENSED PRODUCTS to customers other than Motorola less any taxes, duties, freight charges, insurance, discounts, credits, commissions paid to third parties, and returns of LICENSED PRODUCTS.

1.21 *****


1.22 TECHNOLOGY TRANSFER AGREEMENT means the Technology Transfer License Agreement entered into among the parties hereto and Chartered Silicon Partners Pte Ltd., and having an effective date of May 20, 1999

1.23 MOTOROLA LOGIC PROCESS TECHNOLOGIES PATENTS means MOTOROLA PATENTS which cover in whole or in part the methods, processes, and products that fall within the scope of Sections 5.1 and 5.2 of the TECHNOLOGY TRANSFER AGREEMENT.


Section 2- MUTUAL RELEASES

2.1 MOTOROLA hereby releases, acquits and forever discharges CHARTERED for any time prior to the EFFECTIVE DATE, from any and all claims or liability for acts of infringement or alleged infringement of any MOTOROLA PATENTS under which a license or a right is herein granted by MOTOROLA to or for CHARTERED and which, if performed after the EFFECTIVE DATE, would have been licensed or permitted under or pursuant to the terms of this Agreement.

2.2 CHARTERED hereby releases, acquits and forever discharges MOTOROLA for any time prior to the EFFECTIVE DATE, from any and all claims or liability for acts of infringement or alleged infringement of any CHARTERED PATENTS under which a license or a right is herein granted by CHARTERED to or for MOTOROLA and which, if performed after the EFFECTIVE DATE, would have been licensed or permitted under or pursuant to the terms of this Agreement.

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Section 3- GRANTS

3.1 CHARTERED hereby grants to MOTOROLA, for the term of this Agreement, a ***** license under CHARTERED PATENTS without the right to sub-license:

3.1.1 to make, test, assemble, have tested or assembled, but not to have made, LICENSED PRODUCTS and for LICENSED PRODUCTS so made, to import, use, lease, sell, offer for sale, or otherwise dispose of LICENSED PRODUCTS

     (i)  that are designed solely or jointly by or for MOTOROLA, or

     (ii) that are standard or custom Application Specific Integrated Circuit
          (ASIC) products that MOTOROLA manufactures for its customers and that are designed with libraries or standard cells used by MOTOROLA, or
          (iii) that are designed by third parties, provided at least fifty percent (50%) of such LICENSED PRODUCTS that are designed by third parties and made by MOTOROLA are leased, sold, offered for sale or otherwise disposed of by MOTOROLA either internally or to the general public as part of MOTOROLA's standard advertised portfolio of products, and to practice any process or method involved in the manufacture or use thereof, and

3.1.2 to make, test, assemble, have tested or assembled, use and have made MANUFACTURING APPARATUS and to practice any process or method involved in the use thereof.

3.2 CHARTERED hereby grants to MOTOROLA, for the term of this Agreement, a ***** covenant not to assert CHARTERED PATENTS against MOTOROLA as a result of the purchase, importation, use, lease, resale, offer for sale, or other disposal of LICENSED PRODUCTS designed solely or jointly by or for a third party and manufactured by a third party. CHARTERED hereby agrees to extend such covenant not to assert to customers, distributors, and users of MOTOROLA that purchase, lease, or otherwise acquire such LICENSED PRODUCTS from MOTOROLA.

3.3 CHARTERED hereby grants to MOTOROLA, for the term of this Agreement, a ***** license under all CHARTERED PATENTS, other than CIRCUIT PATENTS of CHARTERED, without the right to sub-license, to make, test, assemble, have tested or assembled, but not to have made, LICENSED PRODUCTS, and for LICENSED PRODUCTS so made, tested, or assembled, to sell or otherwise dispose of to a third party such LICENSED PRODUCTS designed solely or jointly by or for that third party. CHARTERED hereby further grants to MOTOROLA, for the term of this Agreement, ***** covenant not to assert CIRCUIT PATENTS of CHARTERED against MOTOROLA for the manufacture, testing, assembly, sale, or other disposal of such LICENSED PRODUCTS. Such covenant not to

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assert shall not extend to customers of MOTOROLA that purchase or otherwise acquire such LICENSED PRODUCTS from MOTOROLA.

3.4 CHARTERED hereby grants to MOTOROLA, for the term of this Agreement, a ***** license under CIRCUIT PATENTS of CHARTERED, without the right to sub-license, to have made LICENSED PRODUCTS designed solely or jointly by or for MOTOROLA, and to import, use, lease, sell, offer for sale, or otherwise dispose of such LICENSED PRODUCTS. CHARTERED hereby further grants to MOTOROLA, for the term of this Agreement, ***** covenant not to assert any other CHARTERED PATENTS which do not constitute CIRCUIT PATENTS against MOTOROLA for having such LICENSED PRODUCTS made. CHARTERED hereby agrees to extend such covenant not to assert to customers, distributors, and users that purchase or otherwise acquire such LICENSED PRODUCTS from MOTOROLA.

3.5 CHARTERED hereby grants MOTOROLA, for the term of this Agreement, a ***** license under CHARTERED COMMUNICATIONS PATENTS, without the right to sub-license, to make, have made, test, assemble, have tested or assembled, import, use, lease, sell, offer for sale, or otherwise dispose of products that infringe the CHARTERED COMMUNICATIONS PATENTS.

3.6 MOTOROLA hereby grants to CHARTERED, for the term of this Agreement, a ***** license under MOTOROLA PATENTS without the right to sub-license:

3.6.1 to make, test, assemble, and have tested or assembled, but not to have made, LICENSED PRODUCTS, and for LICENSED PRODUCTS so made, to import, use, lease, sell, offer for sale, or otherwise dispose of LICENSED PRODUCTS

     (i)  that are designed solely or jointly by or for CHARTERED, or

     (ii) that are standard or custom Application Specific Integrated Circuit
          (ASIC) products that CHARTERED manufactures for its customers and that are designed with libraries or standard cells used by CHARTERED, or
          (iii) that are designed by third parties, provided at least fifty percent (50%) of such LICENSED PRODUCTS that are designed by third parties and made by CHARTERED are leased, sold, offered for sale or otherwise disposed of by CHARTERED either internally or to the general public as part of CHARTERED standard advertised portfolio of products, and to practice any process or method involved in the manufacture or use thereof, and

3.6.2 to make, test, assemble, have tested or assembled, use and have made MANUFACTURING APPARATUS and to practice any process or method involved in the use thereof.

3.7 MOTOROLA hereby grants to CHARTERED, for the term of this Agreement, a ***** covenant not to assert MOTOROLA PATENTS against CHARTERED as a result of the purchase, importation, use, lease, resale, offer for sale, or other disposal of LICENSED PRODUCTS designed solely or jointly by or for a third

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party and manufactured by a third party. MOTOROLA hereby agrees to extend such covenant not to assert to customers, distributors, and users of CHARTERED that purchase, lease, or otherwise acquire such LICENSED PRODUCTS from CHARTERED.

3.8 MOTOROLA hereby grants to CHARTERED, for the term of this Agreement, a ***** license under all MOTOROLA PATENTS, other than CIRCUIT PATENTS of MOTOROLA, without the right to sub-license, to make, test, assemble, have tested or assembled, but not to have made, LICENSED PRODUCTS, and for LICENSED PRODUCTS so made, tested, or assembled, to sell or otherwise dispose of to a third party such LICENSED PRODUCTS designed solely or jointly by or for that third party. MOTOROLA hereby further grants to CHARTERED, for the term of this Agreement, a ***** covenant not to assert CIRCUIT PATENTS of MOTOROLA against CHARTERED for the manufacture, testing, assembly, sale, or other disposal of such LICENSED PRODUCTS. Such covenant not to assert shall not extend to customers of CHARTERED that purchase or otherwise acquire such LICENSED PRODUCTS from CHARTERED.

3.9 MOTOROLA hereby grants to CHARTERED, for the term of this Agreement, a ***** license under CIRCUIT PATENTS of MOTOROLA, without the right to sub-license, to have made LICENSED PRODUCTS designed solely or jointly by or for CHARTERED and to import, use, lease, sell, offer for sale, or otherwise dispose of such LICENSED PRODUCTS. MOTOROLA hereby further grants to CHARTERED, for the term of this Agreement, a ***** covenant not to assert any other MOTOROLA PATENTS which do not constitute CIRCUIT PATENTS against CHARTERED for having such LICENSED PRODUCTS made. MOTOROLA hereby agrees to extend such covenant not to assert to customers, distributors, and users that purchase or otherwise acquire such LICENSED PRODUCTS from CHARTERED.

3.10 MOTOROLA hereby grants to CHARTERED, for the term of this Agreement, a *****, covenant not to assert MOTOROLA PATENTS against CHARTERED for having LICENSED PRODUCTS made by Silicon Manufacturing Partners Pte Ltd. (SMP). MOTOROLA hereby agrees to extend such covenant not to assert to customers, distributors, and users, with the exception of Agere Systems Inc., that purchase or otherwise acquire such LICENSED PRODUCTS from CHARTERED. The rights granted under this Section 3.10 shall extend only to a percentage of the output of the SMP manufacturing facilities to which CHARTERED is entitled to purchase (and shall not apply to that percentage to which Agere Systems Inc. is entitled to purchase) as such percentages may be agreed from time to time.

3.11 Notwithstanding the provisions of Sections 3.6 - 3.10, in no event shall the license granted to CHARTERED and its SUBSIDIARIES include the right to make, have made, use, or sell any *****. However, CHARTERED and its SUBSIDIARIES shall have the right, subject to all copyright and mask work rights owned or controlled by MOTOROLA and subject to the above limitations of this Section, to develop, manufacture, and sell original designs of products performing substantially the same functions as any *****.

3.12 During the term of this Agreement and except as provided for under Section
3.10 with

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respect to Agere Systems Inc., MOTOROLA agrees not to make any claim of infringement against the customers, distributors, and users of LICENSED PRODUCTS, based upon any claim of any MOTOROLA PATENT under which such LICENSED PRODUCTS are licensed hereunder, for the use of any LICENSED PRODUCTS which are made, imported, sold, leased or otherwise disposed of by CHARTERED.

3.13 During the term of this Agreement, CHARTERED agrees not to make any claim of infringement against the customers, distributors, and users of LICENSED PRODUCTS, based upon any claim of any CHARTERED PATENT under which such LICENSED PRODUCTS are licensed hereunder, for the use of any LICENSED PRODUCTS which are made, imported, sold, leased or otherwise disposed of by MOTOROLA.

3.14 In addition to the licenses and covenants granted in Sections 3.6 - 3.13 above, MOTOROLA covenants not to sue CHARTERED, CHARTERED SUBSIDIARIES, OR AUTHORIZED ENTITIES under any MOTOROLA LOGIC PROCESS TECHNOLOGIES PATENTS for the manufacture, testing, assembly, sale, or other distribution of any LICENSED PRODUCT for which MOTOROLA has received royalties under the TECHNOLOGY TRANSFER AGREEMENT. MOTOROLA hereby agrees to extend such covenant not to assert to customers, distributors, and users of CHARTERED, CHARTERED SUBSIDIARIES, OR AUTHORIZED ENTITIES that purchase, lease, or otherwise acquire products for which MOTOROLA has received royalties under the TECHNOLOGY TRANSFER AGREEMENT.

3.15 MOTOROLA shall have the right to extend the provisions of Sections 2.2, 3.1- 3.4, and 3.13, respectively, to any MOTOROLA SUBSIDIARY if such SUBSIDIARY consents to extend the definition of MOTOROLA PATENTS in Section 1.13 to include inventions made solely by employees of that SUBSIDIARY and provided that written notice is given to CHARTERED of such extension to and consent by such SUBSIDIARY.


3.16 CHARTERED shall have the right to extend the provisions of Sections 2.1 and 3.6-3.12, respectively, to any CHARTERED SUBSIDIARY if such SUBSIDIARY consents to extend the definition of CHARTERED PATENTS in Section 1.14 to include inventions made solely by employees of that SUBSIDIARY and provided that written notice is given to MOTOROLA of such extension to and consent by such SUBSIDIARY.

3.17 No licenses under any copyrights or mask work rights of either MOTOROLA or CHARTERED are granted under this Agreement.


Section 4- PAYMENTS

4.1 In partial consideration of the release under Section 2 and for the rights and license granted by MOTOROLA under Section 3, for the term of the Agreement, CHARTERED agrees to pay MOTOROLA the following payments:

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4.1.1 The amount of ***** for all LICENSED PRODUCTS manufactured, imported, offered for sale, sold, used or otherwise disposed of prior to July 1, 2003. CHARTERED shall pay MOTOROLA half of this amount by no later than September 15, 2003 and the other half by no later than December 15, 2003.

4.1.2 For each calendar year commencing on January 1, 2003, the amount of payment is equal to ***** of that year's NET SEMICONDUCTOR SALES (NSS) of CHARTERED excluding sales of products for which MOTOROLA receives royalties or rebates under Section 7 of the TECHNOLOGY TRANSFER AGREEMENT. Notwithstanding the above no royalty shall be due on sales prior to July 1, 2003 other than that called for by Section 4.1.1.

4.2 The payment for each year after December 31, 2002 is due by June 30 of the year subsequent to the year for which payment is being made.

4.2.1 For example, the payment for 2003 is due on June 30, 2004.

4.3 Any payment hereunder which shall be delayed beyond the due date shall be subject to an interest charge of ***** per month on the unpaid balance payable in United States currency until paid. The foregoing payment of interest shall not affect MOTOROLA's right to terminate in accordance with Section 6.

4.4 Payments hereunder are to be made to MOTOROLA's New York City account at CITIBANK 38491386, 1 Citicorp Center, 399 Park Avenue, New York, New York 10043. Notice of payments shall be sent by CHARTERED to MOTOROLA's address in Section 7.13.1.

4.5 MOTOROLA shall bear all taxes imposed on it with respect to the payments of this Section, provided, however, that if so required by applicable law, CHARTERED shall withhold the amount of taxes levied by the Government of Singapore on payments to be made by CHARTERED pursuant to this Agreement, and shall promptly make payment of the withheld amount to the appropriate tax authorities of the Government of Singapore and shall transmit to MOTOROLA official tax receipts or other evidence issued by said appropriate tax authorities sufficient to enable MOTOROLA to support a claim for United States tax credit in respect to such withheld taxes so paid by CHARTERED.

4.6 In the event and at such time that CHARTERED acquires or is acquired by, directly or indirectly, at any time during the term of this Agreement, another existing operation or operations or a part or parts thereof which manufactures products within the definition of LICENSED PRODUCTS but not previously licensed under the MOTOROLA PATENTS, where such operation or operations together with all previous acquisitions of nonlicensed production after the date of this Agreement have, as measured in fair market value at the times of acquisition, an aggregate annual gross production of LICENSED PRODUCTS used, sold, or otherwise put into use totaling more than ***** of covered sales under this Agreement ("ADDITIONAL COVERED SALES"), then CHARTERED agrees to notify MOTOROLA

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promptly of any such acquisitions and the parties hereto will consider extending this license to such operation, operations, or parts thereof and will negotiate the terms of such an extension of this license as it may apply to such existing operation, provided that any royalty rate other than that set forth in section
4.1.2 shall apply only to the ADDITIONAL COVERED SALES.


Section 5- PATENTS NOT WHOLLY OWNED BY A PARTY HERETO

5.1 A patent relating to the subject matter of this Agreement may not only come within the definition of Sections 1.13 and 1. 14, but may also be a patent on an invention covering LICENSED PRODUCTS made by an employee or employees of the MOTOROLA SEMICONDUCTOR PRODUCTS SECTOR or CHARTERED whether or not such employee or employees work under the direction or sponsorship of a third party not owned or controlled by MOTOROLA or CHARTERED, as the case may be, and which such patent is owned in whole or in part by such third party.

5.2  It is hereby provided that any patent coming within the provisions of
Section 5.1 shall be included within the definition of MOTOROLA PATENTS or CHARTERED PATENTS only to the extent that such third party consents to such inclusion with no obligation upon the grantor of licenses or rights hereunder to pay royalties to such third party.

5.3 If one party to this Agreement or any of its SUBSIDIARIES is charged with infringement by any third party with respect to a patent as provided in Section 5.1, or is sued for infringement of such a patent, the other party to this Agreement will make its best effort to assist said one party in securing a release for said one party, which release may include the grant by said one party of comparably valued rights to said third party under said one party's patents (MOTOROLA PATENTS or CHARTERED PATENTS). Such release shall dispose of such charge of infringement or such suit. If said other party of this Agreement fails to secure such release, said other party hereby agrees to indemnify said one party up to a reasonable amount to be negotiated, incurred as a result of such charge or such suit, and said other party will pay such reasonable amount to said one party upon written notice thereof to said other party by said one party.

5.4 In the event said other party fails to indemnify said one party as provided in Section 5.3, then said one party may terminate the license and the other rights granted to or for the benefit of the other party. The license and the other rights granted by said other party in Section 3, however, shall continue for the term of the Agreement. Any obligations under this Agreement to make future payments to said one party by said other party shall also terminate as of the date of said written notice specified in this Section 5.


Section 6 - TERM ,TERMINATION, AND ASSIGNABILITY

6.1 The term of this Agreement shall be from the EFFECTIVE DATE until July 1, 2008, unless earlier terminated as elsewhere provided in this Agreement.

6.2 In the event of any breach of this Agreement by either party hereto (including CHARTERED's obligation to make payments under Section 4), if such breach is not

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corrected within forty-five (45) days after written notice describing such breach, this Agreement may be terminated forthwith by further written notice to that effect from the party noticing the breach.

6.3 Either party hereto shall also have the right to terminate this Agreement forthwith by giving written notice of termination to the other party at any time, upon or after:

6.3.1 the filing by such other party of a petition in bankruptcy or insolvency;
or

6.3.2 any adjudication that such other party is bankrupt or insolvent; or

6.3.3 the filing by such other party of any legal action or document seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency; or

6.3.4 the appointment of a receiver for all or substantially all of the property of such other party; or

6.3.5 the making by such other party of any assignment for the benefit of creditors; or

6.3.6 the institution of any proceedings for the liquidation or winding up of such other party's business or for the termination of its corporate charter.

6.4   In the event of termination of this Agreement by one party pursuant to
Section 6.2, the licenses and rights granted to or for the benefit of that one party hereto and its SUBSIDIARIES under MOTOROLA PATENTS or CHARTERED PATENTS, as the case may be, depending upon who is the party doing the terminating, shall survive such termination and shall extend for the full term of this Agreement, but the licenses and rights granted to or for the benefit of the other party shall terminate as of the date termination takes effect.

6.5 At such time as is mutually agreeable, at the written request of either party hereto to the other party hereto, but in no event less than six (6) months prior to the expiration of this Agreement, the parties hereto shall discuss the possible extension of or the renewal of the term of this Agreement, including the possible amendment of the provisions thereof. In no event shall a patent licensed hereunder be excluded from the extension or renewal unless one party can make a prima facie showing that the other party has (i) misused the intellectual property rights of the other party, or (ii) engaged in unlawful business practices, or (iii) engaged in unethical business practices. In the event that one of these conditions are met and a party intends to exclude from the extension or renewal any patent that is licensed under this Agreement, such party shall:

6.5.1 provide written notice to the other party no later than the first meeting following such written request identifying any patents to be excluded; and

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6.5.2 enter into good faith discussions between responsible business representatives of the parties concerning possible terms for licensing such patents.

6.6 The rights or privileges provided for in this Agreement may be assigned or transferred by either party only with the prior written consent of the other party and with the authorization or approval of any governmental authority as then may be required, provided that such written consent is not necessary if a party assigns or transfers rights and obligations provided for in this Agreement to a successor in ownership of all or substantially all of the assets of the assigning party, but such successor, before such assignment or transfer is effective, shall expressly assume in writing to the other party all of the rights and obligations of the assigning party to the same extent as if the successor had signed the Agreement in the first instance.

6.7 The rights or privileges provided for under Section 3 of this Agreement shall survive the termination or expiration of this Agreement but only for such products for which MOTOROLA receives a royalty under the TECHNOLOGY TRANSFER AGREEMENT and products of MOTOROLA covered by the provisions of such TECHNOLOGY TRANSFER AGREEMENT.


Section 7- MISCELLANEOUS PROVISIONS

7.1 Each of the parties hereto represents and warrants that it has the right to grant to or for the benefit of the other the rights and licenses granted hereunder in Sections 2 and 3.

7.2   Nothing contained in this Agreement shall be construed as:

7.2.1 restricting the right of MOTOROLA or any of its SUBSIDIARIES to make, use, sell, lease or otherwise dispose of any particular product or products not herein licensed;

7.2.2 restricting the right of CHARTERED or any of its SUBSIDIARIES to make, use, sell, lease or otherwise dispose of any particular product or products not herein licensed;

7.2.3 an admission by CHARTERED of, or a warranty or representation by MOTOROLA as to, the validity and/or scope of the MOTOROLA PATENTS, or a limitation on CHARTERED to contest, in any proceeding, the validity and/or scope thereof;

7.2.4 an admission by MOTOROLA of, or a warranty or representation by CHARTERED as to, the validity and/or scope of the CHARTERED PATENTS, or a limitation on MOTOROLA to contest, in any proceeding, the validity and/or scope thereof;

7.2.5 conferring any license or other right, by implication, estoppel or otherwise, under any patent application, patent or patent right, except as herein expressly granted under the MOTOROLA PATENTS, and the CHARTERED PATENTS;

7.2.6 conferring any license or right with respect to any trademark, trade or brand name, a corporate name of either party or any of their respective SUBSIDIARIES, or any other name

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or mark, or contraction, abbreviation or simulation thereof;

7.2.7 imposing on MOTOROLA any obligation to institute any suit or action for infringement of any MOTOROLA PATENTS, or to defend any suit or action brought by a third party which challenges or concerns the validity of any MOTOROLA PATENTS licensed under this Agreement;

7.2.8 imposing upon CHARTERED any obligation to institute any suit or action for infringement of any CHARTERED PATENTS, or to defend any suit or action brought by a third party which challenges or concerns the validity of any CHARTERED PATENTS licensed under this Agreement;

7.2.9 a warranty or representation by MOTOROLA that any manufacture, use, sale, lease or other disposition of LICENSED CHARTERED PRODUCTS will be free from infringement of any patent other than the MOTOROLA PATENTS licensed herein;

7.2.10 a warranty or representation by CHARTERED that any manufacture, use, sale, lease or other disposition of LICENSED MOTOROLA PRODUCTS will be free from infringement of any patent other than the CHARTERED PATENTS licensed herein;

7.2.11 imposing on either party any obligation to file any patent application or to secure any patent or maintain any patent in force; or

7.2.12 an obligation on either party to furnish any manufacturing or technical information under this Agreement except as the same is specifically provided for herein.

7.3 No express or implied waiver by either of the parties to this Agreement of any breach of any term, condition or obligation of this Agreement by the other party shall be construed as a waiver of any subsequent breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature.

7.4 Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto shall be subject to all laws, both present and future, of any Government having jurisdiction over either party hereto, and to orders or regulations of any such Government, or any department, agency, or court thereof, and acts of war, acts of public enemies, strikes, or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties, and the parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any such law, order, regulation, or contingency but only so long as said law, order, regulation or contingency continues.

7.5 The captions used in this Agreement are for convenience only, and are not to be used in interpreting the obligations of the parties under this Agreement.

7.6 This Agreement and the performance of the parties hereunder shall be construed in

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accordance with and governed by the laws of the State of New York.

7.7 This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All communications to be made or given pursuant to this Agreement shall be in the English language.

7.8 This Agreement is the result of negotiation between the parties, which parties acknowledge that they have been represented by counsel during such negotiation; accordingly, this Agreement shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof

7.9 In no event shall either party be liable to the other party by reason of this Agreement or any breach or termination of this Agreement for any loss of prospective profits or incidental or special or consequential damages.

7.10 If any term, clause, or provision of this Agreement shall be judged to be invalid, the validity of any other term, clause, or provision shall not be affected; and such invalid term, clause or provision shall be deemed deleted from this Agreement.

7.11 This Agreement sets forth the entire Agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the party to be bound thereby.

7.12 The parties shall have the right to disclose the existence of this Agreement. The parties hereto, however, shall keep the terms of this Agreement confidential and shall not now or hereafter divulge any part thereof to any third party except:

7.12.1 with the prior written consent of the other party; or

7.12.2 to any governmental body having jurisdiction to request and to read the same; or 7.12.3 as otherwise may be required by law or legal processes; or

7.12.4 to legal counsel, accountants, and financial advisors representing either party; or

7.12.5 Notwithstanding the above, no disclosure of this Agreement shall be made pursuant to Section 7.12.2 or 7.12.3 without the disclosing party first giving the other party reasonable prior notice of such intended disclosure so as to allow the other party sufficient time to seek a protective order or otherwise assure the confidentiality of this Agreement as that other party shall deem appropriate.

7.12.6 Notwithstanding anything to the contrary herein, the provisions of this Section

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7.12 shall survive termination of this Agreement and continue in perpetuity.

7.13 All notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered airmail, postage prepaid, in any post office in the United States or Singapore, addressed as follows:


7.13.1   If to MOTOROLA:

         Motorola Inc.
         1303 East Algonquin Road
         Schaumburg, Illinois 60196

         Attention:   Vice President for
                      Patents, Trademarks & Licensing


7.13.2   If to CHARTERED:

         Chartered Semiconductor Manufacturing Ltd.
         60 Woodlands Industrial Park D
         Street 2
         Singapore 738406
         Attention:   Legal Department


7.13.3 The date of receipt of such a notice shall be the date for the commencement of the running of the period provided for in such notice, or the date at which such notice takes effect, as the case may be.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate.


Motorola, Inc.                                     Chartered Semiconductor
                                                   Manufacturing Ltd.


/s/ Jonathan P. Meyer                              /s/ Chia Song Hwee
---------------------                              ------------------


By: Jonathan P. Meyer                              By: Chia Song Hwee
    -----------------                                  -------------------------


Title: Senior Vice President and                   Title: President and CEO
       -------------------------                          ----------------------
       Assistant General Counsel
       -------------------------


Date 19 September 2003                             Date 9 September 2003
     -----------------                                  ------------------------


/s/ Raymond A. Brugess
----------------------


By: Raymond A. Burgess
    ------------------


Title: Corporate Vice President & Director
       Strategy & Marketing
       -----------------------------------


Date: 17 September 2003
      -----------------

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